Morgan Stanley Universal Institutional Funds, Inc.
- Small Company Growth Portfolio
Item 77O- Transactions effected pursuant to Rule
10f-3

Securities Purchased:  Pure Storage Inc.
Purchase/Trade Date:	  10/7/2015
Offering Price of Shares: $17.000
Total Amount of Offering: 25,000,000 shares
Amount Purchased by Fund: 5,807 shares
Percentage of Offering Purchased by Fund: .023
Percentage of Fund's Total Assets: .76
Brokers:  Morgan Stanley, Goldman Sachs & Co.,
Barclays, Allen & Company LLC, Bofa Merrill
Lynch, Pacific Crest Securities, Stifel, Raymond
James, Evercore
Purchased from: Goldman Sachs
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%:
YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.